Exhibit 4.1

CLASS E COMMON STOCK

Incorporated by Public Instrument No. 9,526 executed before Notary Public Number Four of the Circuit of Panama on November 30, 1977, record in the Public Registry Office of Panama, Microfilm (Mercantile) Section at Microjacket 021666, Roll 1050, Frame 0002, on January 19, 1978.

[SHARES] SPECIMEN

Number	BLADEX	The authorized capital of Banco Latinoamericano de Exportaciones, S.A. (BLADEX) is One Hundred Eighty Five Million shares divided as follows:

INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF PANAMA
Forty Million Class A Common Stock no par value;
Forty Million Class B Common Stock no par value;
One Hundred Million Class E Common Stock no par value;
Five Million Preferred Stock with a par value of US$10.00 each.

SEE REVERSE FOR CERTAIN DEFINITIONS CUSIP P16994 13 2

BANCO LATINOAMERICANO DE EXPORTACIONES, S.A. (BLADEX)
THIS CERTIFIES THAT

SPECIMEN

is the owner of
fully paid and non-assessable shares without par value of the Class E Common Stock of Banco Latinoamericano de Exportaciones, S.A. (BLADEX)

(hereinafter called the Corporation) transferable on the books of the Corporation in person or by duly authorized attorney upon the surrender of this certificate properly endorsed.

This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Articles of Incorporation pursuant to which the Corporation was formed and all amendments thereto and to the By-Laws of the Corporation, copies of which are on file with the Corporation and the Transfer Agent and to all of which the holder of this certificate by the acceptance hereof assents and agrees. A summary of such rights, privileges and restrictions is provided on the back of this certificate.

This certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.
Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:	SPECIMEN

COUNTERSIGNED AND REGISTERED:
THE BANK OF NEW YORK, (NEW YORK)
BY	TRANSFER AGENT AND REGISTRAR
[BLADEX SEAL]

	AUTHORIZED SIGNATURE	/s/ Ricardo Arango	/s/ Jaime Rivera

		SECRETARY	CHIEF EXECUTIVE OFFICER

SUMMARY OF RIGHTS, PRIVILEGES AND RESTRICTIONS

          Ownership Restrictions:  Class A Shares may be issued only to the central banks and other governmental banks and institutions of Latin American countries.  Class B Shares may be issued only to commercial banks and financial institutions. Class E Shares may be issued to any person or institution.

          Each of the Class A and B Shares may be transferred only among those institutions which are eligible to own such Class of Shares.  Class E Shares are freely transferable.

          Preemptive Rights:  The Articles of Incorporation of the Corporation, as the same are in full force and effect from time to time (the “Articles of Incorporation”), provide that, under certain conditions, each holder of the Class A and B Shares has a preemptive right to subscribe for additional Shares of the same Class issued by the Corporation as a result of an increase of capital. Holders of Class E Shares have no preemptive rights.

          Conversion Rights:  Subject to certain conditions and limitations set forth in the Articles of Incorporation, the holders of Class B Shares have the right to convert their Class B Shares into Class E Shares.

          Voting Rights:  Each Share of Common Stock shall be entitled to one vote at all stockholders meetings, except with respect to the election of Directors, in which case the Articles of Incorporation provide for cumulative voting per Class. Resolutions may be adopted by a majority vote of those Shares of Common Stock present at a meeting.  The Articles of Incorporation provide, however, that for the adoption of certain important resolutions, the majority vote of the Shares of Common Stock present at the meeting and the vote of three-fourths of the issued and outstanding Class A Shares will be required.

          Election of Directors:  The shareholders of each Class shall elect the number of directors that they are entitled to appoint in accordance with the provisions of the Articles of Incorporation of the Corporation.  Each Class of Shares votes separately as a Class and is entitled to cumulative voting for the election of Directors.  Directors elected by the holders of a Class of Shares may be removed only by the holders of such Class of Shares.  The holders of Preferred Stock shall not be entitled to elect Directors, except that, under certain circumstances, the holders of Preferred Stock will be entitled to elect one Director, as provided in the Articles of Incorporation.

          Dividends:  Subject to the conditions in the Articles of Incorporation, the holders of the Shares of Common Stock are entitled to receive dividends, when declared and paid by the Board of Directors.  The Preferred Stock has a minimum cumulative preferred dividend of 8% per annum.  No cash dividend may be paid on the Common Stock for any fiscal year until the Corporation has paid the minimum preferred dividend on Preferred Stock for that year and any prior years.  If the cash dividend paid on the Common Stock is greater than 8% of their deemed par value, the Preferred Stock will receive a dividend equivalent to the same percentage.

          The foregoing is a summary of the general terms and conditions applicable to the holders of Common Stock, and it does not purport to replace or supersede the specific conditions set forth in the Articles of Incorporation and By-Laws of the Corporation, as the same are in full force and effect from time to time (the “By-Laws”).  A reading of the Articles of Incorporation and By-Laws is, therefore, necessary in order to fully appreciate the terms, conditions and restrictions which may be applicable in each case.  The Articles of Incorporation are deemed to be fully incorporated herein by reference.  The Corporation will furnish to any shareholder, upon request and without charge, a full statement of the designations, relative rights, preferences and limitations of the shares of each class and series authorized to be issued, so far as the same have been determined.

          Class E Shares may not be sold or transferred except as permitted by applicable securities law including in compliance with the registration requirements for sale or transfer of such shares under the United States Securities Act of 1933, as amended (the “Securities Act”) or in reliance upon exemptions from the registration requirements for sale or transfer of such shares under the Securities Act.

          The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	–	as tenants in common	UNIF GIFT MIN ACT – ________________ Custodian__________
TEN ENT	–	as tenants by the entireties	(Cust) (Minor)
JT TEN	–	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act _____________________ (State)

Additional abbreviations may also be used though not in the above list.

For value received, ____________________________________________________ hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

___________________________________________________________________________________________shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

________________________________________________________________________________________Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:_______________________

	NOTICE	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.